Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State of incorporation)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone Street Aberdeen, Washington (Address of principal executive offices)	98520-5244 (Zip Code)

PACIFIC FINANCIAL CORPORATION 2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Dennis A. Long

Chief Executive Officer

Pacific Financial Corporation

1101 S. Boone Street

Aberdeen, Washington  98520-5244

Telephone (360) 533-8870

(Name, address, and telephone number of agent for service)

With a copy to:

David G. Post
Miller Nash LLP
111 S.W. Fifth Avenue, Suite 3400
Portland, Oregon 97204
(503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	900,000 shares (1)	$4.01 (2)	$3,609,000 (2)	$420.00

(1)      Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the 2011 Equity Incentive Plan as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.

(2)     Pursuant to Rule 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been computed based on the average of the high and low sales prices, $4.01, reported for the common stock on the OTC Bulletin Board on July 19, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)  The registrant’s Annual Report on Form 10-K for the year ended December 31, 2010.

(b)  The registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

(c)  The registrant's current reports on Form 8-K filed January 24, 2011, March 15, 2011, and May 3, 2011.

(d)  The description of the registrant's capital stock included as Exhibit 99.1 to this Registration Statement on Form S‑8.

All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under RCW Sections 23B.08.510 to 23B.08.570 of the Washington Business Corporation Act (the "Act"), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction.  In addition, under those sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith, (ii) in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to the corporation's best interests, (iii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iv) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (v) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit.  Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Pursuant to the registrant's Restated Articles of Incorporation, as amended (the "Articles"), the registrant will indemnify each of its present and former directors (including directors who are also officers), and present and former non-employee directors of our subsidiaries, with respect to expenses, settlements, judgments, penalties, and fines in suits to which such person is or was made or threatened to be made a party by reason of the fact that he or she is or was a director of the registrant or a subsidiary.  No such indemnification may be provided if the acts or omissions of the director are adjudged to involve intentional misconduct or a knowing violation of law, if the director is liable to the registrant for an unlawful distribution, or if the director participated in a transaction in which he or she personally received a benefit to which he or she was not legally entitled.  With respect to proceedings instituted by a federal banking agency, indemnification may only be provided to the extent permitted by the federal and state laws and regulations governing financial institutions.

The Act provides that any director held liable for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Act or the Articles and (b) each director who voted for or assented to the dividend or distribution without complying with specified standards of conduct.

The registrant carries insurance coverage for directors and officers against certain liabilities that they may incur in their capacity as directors or officers of the registrant and its subsidiaries.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

      (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aberdeen, state of Washington, on July 21, 2011.

PACIFIC FINANCIAL CORPORATION (Registrant)

By	/s/ Denise Portmann
Denise Portmann Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 21, 2011.

Signature		Title
	Principal Executive Officer and Director: *DENNIS A. LONG	President, Chief Executive Officer, and Director

	Principal Financial and Accounting Officer: /s/ Denise Portmann	Chief Financial Officer
Denise Portmann
A Majority of the Board of Directors:
	*GARY C. FORCUM	Director (Chairman of the Board)
	*G. DENNIS ARCHER	Director
	*SUSAN C. FREESE	Director
	*EDWIN KETEL	Director
	*RANDY W. ROGNLIN	Director
	*RANDY RUST	Director
*DOUGLAS M. SCHERMER

*By:	/s/ Denise Portmann
Denise Portmann, as attorney-in-fact

INDEX TO EXHIBITS

4.1               Restated Articles of Incorporation of the registrant.  Incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

4.2               Bylaws of the registrant.  Incorporated by reference to Exhibit 2b to the registrant's Form 8-A filed by the registrant and declared effective on March 7, 2000 (Registration No. 000-29329).

5          Opinion of Miller Nash LLP.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Miller Nash LLP.  Included in Exhibit 5.

24         Power of attorney of certain officers and directors.

99.1      Description of common stock